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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
Loss before income taxes, equity in net losses of
  affiliates, minority interest and cumulative effect of
  change in accounting principle............................  $ (21,661)  $(117,071)
Plus fixed charges:
  Interest expense..........................................     81,763     158,058
  Interest component of rent expense(1).....................     11,452      13,285
Less: capitalized interest..................................     25,298      16,938
                                                              ---------   ---------
Earnings available to cover fixed charges...................  $  46,256   $  37,334
                                                              =========   =========
Fixed charges(2)............................................  $(160,595)  $(240,123)
                                                              =========   =========
Deficiency of earnings to cover fixed charges...............  $(114,339)  $(202,789)
                                                              =========   =========

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(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(2) Preferred dividends have not been adjusted for income taxes, due to the composition of the taxing jurisdictions underlying the Company's operations and the resulting impact on the Company's effective tax rate.